Exhibit (d)(1)

DEPOSITARY AGREEMENT

This Depositary Agreement is entered into as of this 30th day of July, 2014, by and among Nuveen Dividend Advantage Municipal Fund 3 (NYSE MKT: NZF), a business trust organized and existing under the laws of the Commonwealth of Massachusetts (the “Company”) and Computershare Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking association (in its capacity as Depositary, collectively hereunder, the “Depositary” or individually the “Trust Company” and “Computershare,” respectively).

WHEREAS, the Company is making an offer (hereinafter referred to, together with any amendment or extensions thereto, as the “Repurchase Offer”) to purchase up to 10% of the outstanding shares of its Common Stock, upon the terms and subject to the conditions set forth in the Repurchase Offer Statement to be dated August 18, 2014 (the “Offer Statement”), and in the related Letter of Transmittal (“Letter of Transmittal”), including the instructions set forth therein.

WHEREAS, the Repurchase Offer will be made on August 18, 2014, and will expire at 5:00 p.m., New York City time, on September 19, 2014, unless extended by the Company as provided in the Offer Statement (the last date to which the Repurchase Offer is extended and on which it expires is herein referred to as the “Repurchase Offer Request Deadline”).

WHEREAS, the Company desires that the Trust Company and Computershare act as Depositary in connection with the Repurchase Offer and that Computershare acts as the paying agent, and Computershare and the Trust Company have indicated their willingness to do so.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	Appointment of Depositary.

The Company hereby appoints the Depositary to act as such for the purpose of receiving and making payment for, on behalf of the Company, Shares tendered pursuant to the terms of the Offer Statement. The Depositary hereby agrees to serve as such, upon the terms and conditions set forth herein. In connection with such appointment, the Company has delivered to the Depositary the Offer Statement and the Letter of Transmittal in connection with the Repurchase Offer. The Company agrees to notify the Depositary of, and confirm in writing, any extension or amendment of the Repurchase Offer or the Offer Statement.

2.	Concerning the Depositary.

The Depositary is hereby authorized and directed, and hereby agrees to the following:

A. The Depositary shall examine the Letters of Transmittal, the certificates for Shares (if such shares are certificated) (“Certificates”) and the other documents delivered or mailed to the Depositary in connection with tenders of Shares to ascertain whether they are completed and executed in accordance with the instructions set forth in the Letters of Transmittal. In the event any Letter of Transmittal has been improperly completed or executed, or the certificates for Shares accompanying such Letter of Transmittal are not in proper form for transfer (as required by the aforesaid instructions), or if some other irregularity in connection with any tender of Shares exists, the Depositary shall forward the defective item back to the shareholder to be corrected. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any Shares tendered or delivered shall be determined by the

Depositary on behalf of the Company. The Company, however, will reserve in the Offer Statement the absolute right to reject any or all tenders of any particular Shares not in appropriate form or the acceptance of which would, in the opinion of the Company’s counsel, be unlawful and to waive any of the conditions of the Offer Statement or any defect or irregularity in the tender of any Shares, and the Company’s interpretation of the terms and conditions of the Offer Statement will be final.

B. All Shares must be tendered in accordance with the terms and conditions set forth in the Offer Statement. Payment for Shares tendered and purchased pursuant to the Offer Statement shall be made only after deposit with the Depositary of the certificates therefore (if such Shares are certificated), the Letter of Transmittal and any other required documents.

C. If the Offer Statement allows a tendering shareholder to withdraw Shares tendered, the Depositary shall, as promptly as possible after notification of such withdrawal, return such Shares to, or in accordance with the instruction of, such shareholder and such Shares shall no longer be considered properly tendered. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by the Depositary, whose determination shall be final and binding.

D. On each business day up to and including the Repurchase Offer Request Deadline (as defined in the Offer Statement), the Depositary shall advise by email transmission to tina.lazar@nuveen.com and such other persons as he/she may direct, of the number of Shares which have been duly tendered on such day, stating separately the number of Shares tendered by guarantees of delivery, the number of Shares tendered about which the Depositary has questions concerning validity, and the cumulative number of Shares tendered through time of such facsimile transmission. The Depositary shall also inform the aforementioned person, and such other persons as may be designated, upon request made from time to time, of such other information as he/she may request, including, without limitation, the names and addresses of registered holders of tendered Shares.

E. The Depositary shall date and time stamp all Letters of Transmittal, and preserve such records in accordance with the Securities Exchange Act of 1934, as amended, and other applicable law. The Depositary shall match guarantees of delivery submitted with the Share(s) tendered pursuant thereto. If so instructed by the Company, the Depositary shall telephone Eligible Institutions (as defined in the Offer Statement) which have tendered a significant number of shares by means of the aforementioned procedures to ascertain information in connection therewith.

F. The Depositary shall follow and act upon any amendments, modifications or supplements to these instructions, and upon any further instructions in connection with the Repurchase Offer, any of which may be given to the Depositary by the Company or such other persons as it may authorize.

G. If, pursuant to the instructions of the Letter of Transmittal, fewer than all the Shares evidenced by any certificate submitted to the Depositary are to be tendered, the Depositary shall, promptly after the Repurchase Offer Request Deadline, return or cause to be returned a new certificate for the remainder of Shares not being tendered to, or in accordance with the instruction of, each of such shareholders who has made a partial tender of Shares deposited with the Depositary.

H. If, pursuant to the Offer Statement, the Company instructs the Depositary not to accept the instructions and/or Shares received from a tendering shareholder, the Depositary shall return the certificates for such shares to the persons who deposited the same, together with a letter of notice, in form satisfactory to the Company, explaining why the deposited Shares are being returned, and return to the Company any surplus funds deposited by the Company with Computershare.

I. The Depositary:

(1) shall have no obligation to make payment for any tendered Shares unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto;

(2) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any stock certificates or the Shares represented thereby deposited with the Depositary pursuant to the Repurchase Offer and will not be required and will make no representations as to the validity, value or genuineness of the Repurchase Offer; provided, however, Depositary shall advise the Company of any discrepancy between tendered Shares and stock registry.

(3) shall arrange for insurance protecting the Company and itself against any liability arising out of non-receipt by shareholders of certificates sent by the Depositary; and

(4) shall not at any time advise any person as to the wisdom of making any tender pursuant to the Repurchase Offer, the value of the Shares or as to any other financial or legal aspect of the Repurchase Offer or any transaction related thereto.

3.	Deposits.

A. The Company will from time to time deposit or cause to be deposited with Computershare, as agent for tendering holders of Shares, within a reasonable time after the Company’s acceptance for purchase of tendered Shares, an amount equal to the aggregate purchase price of all Shares to be purchased which Computershare then holds. The Company will deposit with Computershare or cause to be deposited with it an amount equal to the total stock transfer taxes, if any, payable by the Company pursuant to the instructions of the Letter of Transmittal in respect of the transfer of all the Shares to be purchased which Computershare holds. Computershare shall thereupon, as promptly as possible, (a) purchase and affix appropriate stock transfer tax stamps, (b) cause the tendered Shares which have been thus paid for to be transferred and delivered to the Company, and (c) send a check for the purchase price (less the amount, if any, of any stock transfer taxes and, if applicable, adjusted in accordance with the provisions of the Repurchase Offer) of the Shares to each of the shareholders who has tendered Shares, pursuant to the instruction of such shareholders.

B. It is understood and agreed that the securities, money, assets or property to be deposited with or received by Computershare from the Company shall be held solely for the benefit of the Company and shareholders tendering Shares, as their interests may appear.

C. Funds furnished to Computershare to make cash payments shall be held without interest to the Company or shareholders.

D. Computershare shall arrange for the issuance of a single check for the cash payment (the “Cash Payment”) for all the shares of Company Common Stock to which each shareholder is entitled, less the Repurchase Fee as defined in the Offer Statement unless such shareholder has attached written instructions to the contrary to his or her Letter of Transmittal.

E. Computershare shall, if appropriate, deliver the Cash Payment by first class mail under the provisions of the Depositary’s first class mail bond protecting the Depositary from loss or liability arising out of the non-receipt or non-delivery of such Cash Payment or arising out of the replacement thereof, for any deliveries where market value does not exceed the amount of the Depositary’s first class mail bond. Any mail delivery exceeding such amount shall be delivered by registered mail or overnight mail and shall be insured separately for the replacement value of its contents at the time of mailing.

F. Computershare shall pay principal cash without earnings or interest to holders of Certificates, if Shares are certificated, as is provided for in the Offer Statement.

G. Computershare shall provide the Company with an estimate of the funds required to make the Cash Payments. The Company will furnish to Computershare the funds estimated necessary to enable Computershare to make such payments. From time to time thereafter, Computershare may request additional funding to cover the Cash Payment. Computershare shall have no obligation to make Cash Payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto. Funds furnished to make payments shall be held without interest to the Company or shareholders.

H. Computershare shall prepare and file with the appropriate governmental agency and shareholder all appropriate tax information forms, including but not limited to Forms 1099B, covering dividend payments, or any other distributions made by Computershare pursuant to this Agreement, to any shareholder of the Company during each calendar year, or any portion thereof, during which Computershare performs services hereunder.

I. The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

4.	Compensation of the Depositary by the Company.

The Company shall pay fees for the services rendered hereunder, as set forth in the attached Fee and Service Schedule attached hereto as Exhibit A. The Depositary shall also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Depositary of its duties hereunder.

5.	Indemnification/Limitation of Liability.

5.1 Company Indemnity.

The Company covenants and agrees to indemnify and to hold the Depositary harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Depositary (including as Depositary the provision any services set forth in the attached Schedule attached hereto) pursuant to the terms set forth in this Agreement; provided, that such covenant and agreement does not extend to, and the Depositary shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Depositary as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

In addition to the foregoing, the Depositary:

A. Shall have no duties or obligations other than those specifically set forth herein or as may subsequently be requested of the Depositary by the Company with respect to the Repurchase Offer and agreed upon by the Depositary;

B. May rely on and shall be indemnified and held harmless by the Company in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been signed by the proper party or parties;

C. May consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless in relying on the written advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel.

5.2 Instructions. From time to time, Depositary may apply to any officer of the Company for instruction and Company shall provide Depositary with such instructions concerning the services. In addition, Depositary may consult with legal counsel for the Depositary or the Company with respect to any matter arising in connection with the services to be performed by the Depositary under this Agreement, and Depositary and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon any Company instructions or upon the advice or opinion of such counsel. The Depositary shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

5.3 Depositary Indemnification/Limitation of Liability. Depositary shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to: (a) Depositary’s refusal or failure to comply with the terms of this Agreement, (b) Depositary’s gross negligence or willful misconduct, or (c) Depositary’s breach of any representation or warranty hereunder, for which Depositary is not entitled to indemnification under this Agreement; provided, however, that Depositary’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, and with the exception of liabilities attributable to bad faith, gross negligence or willful misconduct, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Depositary as fees and charges, but not including reimbursable expenses.

5.4 Notice. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

6.	Further Assurance.

From time-to-time and after the date hereof, the Company shall deliver or cause to be delivered to the Depositary such further documents and instruments and shall do and cause to be done such further acts as the Depositary shall reasonably request (it being understood that the Depositary shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Depositary Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

7.	Term and Termination.

This Agreement shall remain in effect until ((a) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (b) 30 days’ written notice has been provided by either party to the other. Upon termination of the Agreement, the Depositary shall retain all canceled Certificates and related documentation as required by applicable law.

8.	Notices.

Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Depositary and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Company, to:

Nuveen Dividend Advantage Municipal Fund 3

333 West Wacker Drive

Chicago, IL 60606

Attention: Tina Lazar

(312) 917-7819

tina.lazar@nuveen.com

If to the Depositary, to:

Computershare Trust Company, N.A.

c/o Computershare Inc.

250 Royall Street

Canton, MA 02021

Attn: Corporate Actions and Events

9.	Governing Law.

This Depositary Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

10.	Counterparts.

This Depositary Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

11.	Assignment.

A. Except as provided in Section 11(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

B. The Depositary may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, and telephone and mailing services, as may be required from time to time; provided, however, that the Depositary shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

12.	Third Party Beneficiaries.

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Depositary and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Depositary and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	Relationship of the Parties.

This Agreement does not constitute an agreement for a partnership or joint venture between the Depositary and the Company.

14.	Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

15.	Consequential Damages.

Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

16.	Severability.

If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

17.	Confidentiality.

17.1 Definition. Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development, Company information, shareholder information (including any non-public information of such shareholder), proprietary information, or proprietary software (including methods or concepts used therein, sources code, object code, or related technical information) which has been or is disclosed to the other or has been or is otherwise obtained by the other, its affiliates, agents or representatives before or during the term of this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner (or its affiliates), and is of great value and importance to the success of the owner’s (or its affiliates’) business. The parties shall treat the terms and conditions (but not the existence) of this Agreement as the Confidential Information of the other party. Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

17.2. Use and Disclosure. All Confidential Information relating to a party will be held in confidence by the other party to the same extent and with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care. Neither party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party’s consent. Each party will, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder or other applicable law. Each party will establish commercially reasonable controls to ensure that the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement, the GLB Act or any other applicable privacy law. Without limiting the foregoing, each party will implement such physical and other security measures as are necessary to (a) ensure the security and confidentiality of the Confidential Information; (b) protect against any threats or hazards to the security and integrity of the Confidential Information; and (c) protect against any unauthorized access to or use of the Confidential Information. To the extent that any duties and responsibilities under this Agreement are delegated to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 18.

17.3. Required or Permitted Disclosure. In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Depositary for records of shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the party will notify the other party to secure instructions from an authorized officer of such party as to request and to enable the other party the opportunity to obtain a protective order or other confidential treatment. Each party expressly reserves the right, however, to disclose the Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

17.4 Unauthorized Disclosure. As may be required by law and without limiting either party’s rights in respect of a breach of this Section, each party will:

(a)	promptly notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(b)	promptly furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	promptly use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

17.5	Costs. Each party will bear the costs it incurs as a result of compliance with this Section 17.

18.	Survival.

All provisions of Paragraphs 5, 8, 9 and 13 – 23 shall survive any termination, for any reason, of this Agreement.

19.	Merger of Agreement.

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

20.	Priorities.

In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

21.	Successors.

All the covenants and provisions of this Agreement by or for the benefit of the Company or the Depositary shall bind and inure to the benefit of their respective successors and assigns hereunder.

22.	No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and not presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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23.	Descriptive Headings.

Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Depositary Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, N.A.		NUVEEN DIVIDEND ADVANTAGE MUNICIPAL FUND 3

By:	/s/ Thomas Borbely	By:	/s/ Tina M. Lazar

Title:	Manager, Corporate Relations	Title:	Senior Vice President

Date:	July 31, 2014	Date:	August 1, 2014

COMPUTERSHARE INC.

By:	/s/ Thomas Borbely

Title:	Manager, Corporate Relations

Date:	July 31, 2014

Proposal To Serve As

Depositary In Connection With

Nuveen Dividend Advantage Municipal Fund 3 (NZF),

Nuveen Dividend Advantage Municipal Income Fund (NVG),

Nuveen Municipal Advantage Fund, Inc. (NMA) and

Nuveen Quality Income Municipal Fund, Inc. (NQU)

Self Tender Offers

A.	FEES FOR SERVICES PER FUND*

$12,500.00	Depositary Project Management Fee *

$9.50	Per Tender by Registered and Beneficial Shareholders

$15.00	Per Withdrawal of Tendered Shares

$15.00	Per Incomplete or Rejected Tender

$15.00	Per Guarantee of Delivery

$2,500.00	Per Extension or Subsequent Offering Period (if applicable)

$2,500.00	Midnight Expiration (if applicable)

* excludes out-of-pocket expenses as described in Section C “Items Not Covered”

B.	SERVICES COVERED

Depositary Services

•	Designating an operational team to carry out Depositary Agent duties

•	Reviewing the Depositary Agreement and other legal documents

•	Interfacing with Information Agent, as necessary

•	Reviewing the Communication Package (i.e., Letter of Transmittal (LT), enclosure letter(s), Q&A brochure) and other documentation

•	Converting Nuveen’s shareholder files to Computershare’s corporate actions system

•	Mailing offering materials to registered shareholders

•	Coordinating tender offer with The Depository Trust and Clearing Corporation to facilitate tenders from brokers and street shareholders

•	Receiving, opening and processing returned LTs

•	Curing defective LTs, including telephoning and writing shareholders in connection with unsigned or improperly executed LTs

•	Mailing proper documentation to shareholders whose certificates are alleged to have been lost, stolen, or destroyed, in order to effect the exchange without certificate surrender, if applicable

•	Canceling surrendered certificates

•	Tracking and reporting the number of shares submitted and the submitting shareholders, as required

•	Prorating tendered shares, as required

•	Calculating and issuing checks and shares not accepted in the tender offer following the expiration of the offer, assuming receipt of properly executed Letters of Transmittal and surrender of shares

•	Issuing tax forms and filing tax information with the IRS, as required

•	Enclosing and mailing checks, Forms 1099-B and letters or notices to shareholders

•	Replacing checks alleged to have been lost or destroyed

C.	ITEMS NOT COVERED

•	Services associated with new duties, legislation or regulatory fiat which become effective after the date of this proposal (these will be provided on an appraisal basis)

•	All out-of-pocket expenses such as telephone line charges, overprinting, checks, cash management fees, postage, stationery, wire transfers, etc. (these will be billed as incurred)

•	Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

•	Overtime charges assessed in the event of a special request by client

•	Special reporting requests (including but not limited to escheatment, reconciliation and audit reports) and requests to expedite processed items outside of our standard target of 7-10 day turnaround time

D.	ASSUMPTIONS

•	Proposal based upon information known at this time about the transaction

•	Significant changes made in the terms or requirements of this transaction could require modifications to this Proposal

•	Proposal assumes the use of Computershare’s standard legal agreement

•	This proposal is valid for sixty (60) days

E.	PAYMENT FOR SERVICES

It is agreed that an invoice for the Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.

Submitted by Computershare Inc.

By:	/s/ Thomas Borbely
Thomas Borbely

Title:	Manager, Corporate Relations

Date:	August 1, 2014

Accepted by Nuveen Dividend Advantage Municipal Fund 3

By:	/s/ Tina M. Lazar

Title:	Senior Vice President

Date:	August 1, 2014

Accepted by Nuveen Dividend Advantage Municipal Income Fund

By:	/s/ Tina M. Lazar

Title:	Senior Vice President

Date:	August 1, 2014

Accepted by Nuveen Municipal Advantage Fund, Inc.

By:	/s/ Tina M. Lazar

Title:	Senior Vice President

Date:	August 1, 2014

Accepted by Nuveen Quality Income Municipal Fund, Inc.

By:	/s/ Tina M. Lazar

Title:	Senior Vice President

Date:	August 1, 2014